Exhibit 21.1




                        LIST OF SUBSIDIARIES OF THE REGISTRANT


Louis Dreyfus Gas Marketing Corp.
Stonewater Holding, Inc.
Stonewater Pipeline Co. of Texas, Inc.
Stonewater Pipeline Company, L.P.